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Exhibit 99


                                 PRESS RELEASE
                        [CITIZENS & NORTHERN BANK LOGO]





                                                     Contact:  Yvonne Gill
October 11, 2002                                     570-724-0212
                                                     ygill@cnbankpa.com

             C&N ANNOUNCES UNAUDITED FINANCIAL
             RESULTS FOR FIRST NINE MONTHS OF 2002

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the nine months ended September 30, 2002, and for the third quarter 2002, respectively, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2002:
--------------------------------------------------------------

         - Net Income grew 28%, to $11,368,000 for the first nine months of 2002, from $8,860,000 for the first nine months of 2001. Net Income Per Share -Basic rose to $2.15 for the first nine months of 2002, as compared to $1.67 for the first nine months of 2001. Diluted Net Income Per Share rose to $2.14 in the first nine months of 2002 from $1.67 in the first nine months of 2001.

         - Return on Average Assets, excluding unrealized gains or losses on securities, increased 6%, to 1.59% for the first nine months of 2002, from 1.50% for the first nine months of 2001. Including the effects of unrealized gains or losses, Return on Average Assets increased to 1.57% for the first nine months of 2002, compared to 1.49% for the first nine months of 2001.

         - Return on Average Equity, excluding unrealized gains or losses on securities, rose 16%, to 15.04% for the first nine months of 2002, from 13.01% for the first nine months of 2001. Including the effects of unrealized gains or losses, Return on Average Equity increased to 13.70% for the first nine months of 2002, compared to 12.57% for the first nine months of 2001.

         - Total assets amounted to $984,812,000 as of September 30, 2002, an increase of 18% over total assets of $837,276,000 as of September 30, 2001.

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         -        Shareholders' Equity/Average Assets Ratio was 10.66% as of
                  September 30, 2002. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

         - Cash Dividends declared by C&N increased by 10.3% for the first nine months of 2002, to $0.86 per share, as compared to $0.78 per share for the first nine months of 2001.

FINANCIAL HIGHLIGHTS FOR THIRD QUARTER 2002:
--------------------------------------------

         - Net Income grew 9%, to $3,710,000 for the third quarter 2002 from $3,406,000 for the third quarter 2001. Net Income Per Share (Basic and Diluted) rose to $0.70 for the third quarter 2002 from $0.64 for the third quarter 2001.

         - Net Income for the third quarter 2002 of $3,710,000 was 3% lower than second quarter 2002 Net Income of $3,820,000.

         - Cash Dividends declared increased by 15.4% to $0.30 per share in the third quarter 2002, as compared to $0.26 per share in the third quarter 2001.

         The most significant cause of the increase in year-to-date earnings for the first nine months of 2002 compared to the first nine months of 2001 was higher net interest income, primarily from growth in earning assets and from lower interest rates on deposits and borrowed funds. Net interest income was $23,161,000 in the first nine months of 2002, an increase of 21% over the $19,078,000 of net interest income recorded in the first nine months of 2001.

         Net interest income grew to $8,020,000 in the third quarter 2002 from $7,790,000 in the second quarter 2002. However, net realized gains from securities fell to $489,000 in the third quarter 2002, as compared to $781,000 in the second quarter 2002.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com.